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                                                                 Exhibit 11.1(a)


                Renal Treatment Centers, Inc. and Subsidiaries
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                 for the quarter ended March 31, 1997 and 1996



                                                                           Three Months Ended
                                                                                 March 31,
                                                                          1997             1996
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
 Net income                                                            $ 6,019,397      $ 3,372,288
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 Weighted average number of shares outstanding                          24,509,763       24,036,542

 Weighted average number of maximum shares subject to
  exercise under outstanding stock options                               1,721,920        1,349,743
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                                                                        26,231,683       25,386,285

 Less treasury shares assumed purchased with proceeds from
  assumed exercise of outstanding common stock options                     970,496          625,473
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 Weighted average number of common and common
  stock equivalents outstanding                                         25,261,187       24,760,812
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 Net income per common and common stock equivalent                     $      0.24      $      0.14
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